As filed with the Securities and Exchange Commission on March 2, 2005

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

HAWKINS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0771293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3100 East Hennepin Avenue Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Hawkins, Inc. 2004 Omnibus Stock Plan

(Full title of the plan)

Marvin E. Dee

Vice President, Chief Financial Officer, Secretary and Treasurer

Hawkins, Inc.

3100 East Hennepin Avenue

Minneapolis, Minnesota  55413

(Name and address of agent for service)

Copies to:

W. Morgan Burns

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota  55402-3901

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.05 par value per share	350,000 shares	$11.97	$4,189,500.00	$494.00

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding common shares of the Registrant.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s common stock on February 28, 2005, as reported on the Nasdaq National Market.

HAWKINS, INC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents of Hawkins, Inc. filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)                                  The Annual Report on Form 10-K of Hawkins, Inc. for the fiscal year ended March 28, 2004 filed pursuant to Section 13 of the Exchange Act (No. 0-7647);

(2)                                  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

(3)                                  The description of the Registrant’s Common Stock which is included in registration statements and reports filed under the Exchange Act from time to time.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not Applicable.

Item 5.          Interests of Named Experts and Counsel.

Not Applicable.

Item 6.          Indemnification of Directors and Officers.

The Registrant’s By-laws provide that each director and officer of the Registrant shall be indemnified by the Registrant in the manner and to the extent allowed by Minnesota Statutes Section 302A.521.  Section 302A.521 of the Minnesota Statutes provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his or her official capacity against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met.  These criteria, all of which must be met by the person complained of in the proceeding, are (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he or she reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.  The determination as to eligibility for indemnification is made by the members of the corporation’s board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

The Registrant’s Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under Minnesota Statutes Chapter 302A.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

The Registrant maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

Exhibit

4.1

Amended and Second Restated Articles of Incorporation as amended through February 27, 2001 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2001).

4.2

Second Amended and Superseding By-Laws as amended through February 15, 1995 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended October 1, 1995).

5	Opinion of Faegre & Benson LLP, counsel for the Registrant.

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5 to this Registration Statement).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney (included with signatures to this Registration Statement).

99.1	Hawkins, Inc. 2004 Omnibus Stock Plan (incorporated herein by reference to Appendix B to the Company’s Proxy Statement filed with the Commission on July 23, 2004).

99.2	Form of Hawkins, Inc. 2004 Omnibus Stock Plan Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended September 30, 2004).

Item 9.          Undertakings.

A.                                    The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota on the 2nd day of March, 2005.

HAWKINS, INC.

By	/s/ Marvin E. Dee
Marvin E. Dee
Vice President, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of Hawkins, Inc., hereby severally constitute John R. Hawkins and Marvin E. Dee, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Hawkins, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 2, 2005 by the following persons in the capacities indicated:

Name	Title

Chairman of the Board, Chief Executive Officer and
/s/ John R. Hawkins	Director
John R. Hawkins
Principal Executive Officer
Vice President, Chief Financial Officer, Secretary
/s/ Marvin E. Dee	and Treasurer
Marvin E. Dee
Principal Financial and Accounting Officer

/s/ Dean L. Hahn	Director
Dean L. Hahn

/s/ John S. McKeon	Director
John S. McKeon

/s/ Duane M. Jergenson	Director	A majority of directors
Duane M. Jergenson

/s/ G. Robert Gey	Director
G. Robert Gey

/s/ Daryl I. Skaar	Director
Daryl I. Skaar

INDEX TO EXHIBITS

Exhibit

4.1

Amended and Second Restated Articles of Incorporation as amended through February 27, 2001 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2001).

4.2

Second Amended and Superseding By-Laws as amended through February 15, 1995 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended October 1, 1995).

5	Opinion of Faegre & Benson LLP, counsel for the
	Registrant.	Electronically Filed

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5 to this Registration Statement)

23.2	Consent of Deloitte & Touche LLP	Electronically Filed

24	Powers of Attorney (included with signatures to this Registration Statement).

99.1	Hawkins, Inc. 2004 Omnibus Stock Plan (incorporated herein by reference to Appendix B to the Company’s Proxy Statement filed with the Commission on July 23, 2004).

99.2	Form of Hawkins, Inc. 2004 Omnibus Stock Plan Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended September 30, 2004).

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